Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
(918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Record Quarterly Operating and Financial Results; Increases Quarterly Unitholder Distribution by 2.0% to $1.1525 Per Unit; and Increases 2013 Guidance

TULSA, OKLAHOMA, July 26, 2013 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported strong financial and operating results, posting new records for coal sales and production volumes, revenues and EBITDA for the quarter ended June 30, 2013 (the “2013 Quarter”).  Led by higher coal sales volumes in the 2013 Quarter, revenues climbed to $553.6 million, an increase of 4.5% compared to the quarter ended June 30, 2012 (the “2012 Quarter”).  Record revenues and coal sales volumes contributed to record EBITDA of $178.4 million for the 2013 Quarter, an increase of 14.7% compared to the 2012 Quarter.  Net income was also higher in the 2013 Quarter, increasing 9.0% to $104.1 million, or $1.96 per basic and diluted unit.  (For a definition of EBITDA and related reconciliation to the most comparable GAAP financial measure, please see the end of this release.)

ARLP also announced that the Board of Directors of its managing general partner (the “Board”) increased the cash distribution to unitholders for the 2013 Quarter to $1.1525 per unit (an annualized rate of $4.61 per unit), payable on August 14, 2013 to all unitholders of record as of the close of trading on August 7, 2013.  The announced distribution represents an 8.5% increase over the cash distribution of $1.0625 per unit for the 2012 Quarter and a 2.0% increase over the cash distribution of $1.13 per unit for the 2013 first quarter (the “Sequential Quarter”).

“ARLP continued its strong operating and financial performance in the 2013 Quarter — posting new benchmarks for coal sales and production volumes, revenues and EBITDA,” said Joseph W. Craft III, President and Chief Executive Officer.  “The ability to deliver these exceptional results, especially in such challenging market conditions, speaks to the soundness of ARLP’s strategy, the quality of our assets and the hard work and dedication of our people.  These attributes keep ARLP well positioned for the future and gave the Board the confidence to increase distributions to our unitholders for the twenty-first consecutive quarter.”

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Consolidated Financial Results

Three Months Ended June 30, 2013 Compared to Three Months Ended June 30, 2012

During the 2013 Quarter, increased volumes at the Tunnel Ridge longwall operation, which began production in May 2012, and strong performance at the Gibson North, River View and Onton mines, drove coal sales volumes up 13.3% to a record 9.8 million tons and production volumes higher by 23.6% to a record 10.1 million tons, both as compared to the 2012 Quarter. As mentioned above, volume growth led to record revenues and EBITDA and increased net income in the 2013 Quarter, more than offsetting lower average coal sales prices that resulted primarily from ARLP electing not to participate in the weak metallurgical export markets.

Record coal sales and production volumes also led to increased sales-related expenses, materials and supplies expenses, labor-related expenses and maintenance costs, which combined to push operating expenses in the 2013 Quarter higher by 3.8% to $347.4 million, compared to the 2012 Quarter.  Coal brokerage and purchasing activity declined in the 2013 Quarter, resulting in a $15.4 million reduction in outside coal purchases.  As discussed below, Segment Adjusted EBITDA expense per ton declined to $35.44 in the 2013 Quarter, an improvement of 11.9% compared to the 2012 Quarter.

General and administrative expenses increased $0.5 million to $16.6 million in the 2013 Quarter, primarily as a result of higher incentive compensation expenses. Depreciation, depletion and amortization increased $16.1 million to $68.2 million in the 2013 Quarter compared to the 2012 Quarter, primarily as a result of the increased production volumes mentioned above, as well as capital expenditures related to production expansion and infrastructure investments at various operations.

As anticipated, ARLP’s financial results for both the 2013 and 2012 Quarters were negatively impacted by losses related to White Oak’s development of its Mine No.1.  Since our equity investment in White Oak entitles ARLP to receive substantially all distributions from White Oak until we achieve our contractual preferred return, accounting rules require us to currently reflect substantially all of White Oak’s income and losses.  As a result, ARLP reported net equity in loss of affiliates of $5.7 million for the 2013 Quarter and $4.4 million for the 2012 Quarter, primarily due to the allocation of losses related to White Oak’s mine development activities.

Six Months Ended June 30, 2013 Compared to Six Months Ended June 30, 2012

For the six months ended June 30, 2013 (the “2013 Period”), increases at the River View, Gibson North and Tunnel Ridge mines and production from the Onton mine, which we acquired in April 2012, led to record production and sales volumes as tons produced climbed 19.4% and tons sold increased 18.5%, compared to the six months ended June 30, 2012 (the “2012 Period”).  Higher coal sales volumes drove 2013 Period revenues to a record $1.1 billion, an increase of 13.2% compared to the 2012 Period.  The increase in coal sales volumes was partially offset by lower average coal sales prices, which decreased to $55.14 per ton sold in the 2013 Period compared to $57.19 per ton sold for the 2012 Period, primarily due to the previously mentioned lack of coal sales into the metallurgical export markets in the 2013 Period.  For the 2013 Period, EBITDA increased 22.5% to a record $351.5 million and net income rose 16.0% to $207.0 million, or $3.92 of net income per basic and diluted limited partner unit.

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Regional Results and Analysis

(in millions, except per ton data)	2013 Second Quarter	2012 Second Quarter	% Change Quarter / Quarter	2013 First Quarter	% Change Sequential

Illinois Basin
Tons sold	7.547	6.977	8.2%	7.706	(2.1)%
Coal sales price per ton (1)	$52.65	$53.22	(1.1)%	$51.95	1.3%
Segment Adjusted EBITDA Expense per ton (2)	$30.96	$32.81	(5.6)%	$30.38	1.9%
Segment Adjusted EBITDA (2)	$164.6	$142.7	15.3%	$167.2	(1.6)%

Central Appalachia
Tons sold	0.498	0.493	1.0%	0.550	(9.5)%
Coal sales price per ton (1)	$82.70	$80.73	2.4%	$81.46	1.5%
Segment Adjusted EBITDA Expense per ton (2)	$62.53	$62.10	0.7%	$64.19	(2.6)%
Segment Adjusted EBITDA (2)	$10.2	$9.2	10.9%	$9.7	5.2%

Northern Appalachia
Tons sold	1.760	1.063	65.6%	1.442	22.1%
Coal sales price per ton (1)	$57.97	$85.35	(32.1)%	$61.99	(6.5)%
Segment Adjusted EBITDA Expense per ton(2)	$43.26	$71.92	(39.8)%	$51.19	(15.5)%
Segment Adjusted EBITDA (2)	$26.7	$21.2	25.9%	$16.5	61.8%

Total (3)
Tons sold	9.817	8.661	13.3%	9.698	1.2%
Coal sales price per ton (1)	$55.17	$59.17	(6.8)%	$55.12	0.1%
Segment Adjusted EBITDA Expense per ton (2)	$35.44	$40.23	(11.9)%	$35.98	(1.5)%
Segment Adjusted EBITDA (2)	$195.0	$171.6	13.6%	$188.4	3.5%

(1)         Sales price per ton is defined as total coal sales divided by total tons sold.

(2)         For definitions of Segment Adjusted EBITDA expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.

(3)         Total includes White Oak, other, corporate and eliminations.

Reflecting higher Illinois Basin and Northern Appalachia coal sales volumes, ARLP sold a record 9.8 million tons of coal in the 2013 Quarter, an increase of 13.3% over the 2012 Quarter.  Coal sales volumes in the Illinois Basin increased from the 2012 Quarter primarily as a result of strong sales and production performance at the River View, Gibson North and Onton mines.  In Central Appalachia, coal sales volumes declined sequentially as a result of timing differences on contract shipments in the 2013 Quarter compared to the Sequential Quarter.  The continued ramp-up of longwall production at the Tunnel Ridge mine drove Northern Appalachian coal sales volumes higher in the 2013 Quarter compared to both 2012 and Sequential Quarters.

ARLP’s coal inventory of approximately 808,000 tons at the end of the 2013 Quarter was comparable to ending inventory of approximately 822,000 tons for the 2012 Quarter.

As anticipated, compared to the 2012 Quarter, ARLP’s total coal sales price per ton sold was lower due to the lack of metallurgical coal sales during the 2013 Quarter.  Sequentially, higher prices in the 2013 Quarter for Illinois Basin and Central Appalachian sales volumes essentially offset lower prices in Northern Appalachia, due to the timing and allocation of contract shipments in the region.

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Total Segment Adjusted EBITDA Expense per ton in the 2013 Quarter decreased 11.9% and 1.5% compared to the 2012 and Sequential Quarters, respectively, primarily as a result of increased production and sales volumes.  Compared to the 2012 Quarter, total Segment Adjusted EBITDA Expense per ton in the 2013 Quarter also benefited from lower outside coal purchases.  In the Illinois Basin, Segment Adjusted EBITDA Expense per ton improved in the 2013 Quarter compared to the 2012 Quarter primarily due to the previously discussed strong performance at the River View, Gibson North and Onton mines, offset in part by lower recoveries at the Dotiki mine reflecting its continued transition to the No. 13 coal seam.  Sequentially, Segment Adjusted EBITDA Expense per ton for the Illinois Basin was higher primarily due to the seasonal impact of miners vacation, increased roof support expense at Dotiki due to poor mining conditions and higher maintenance costs at nearly all our Illinois Basin mines.  In Central Appalachia, Segment Adjusted EBITDA Expense per ton improved in the 2013 Quarter compared to the Sequential Quarter, primarily due to lower inventory costs, reduced repair costs at the Pontiki mine and increased production in the new Excel No. 4 mining area at the MC Mining operation.  Compared to both the 2012 and Sequential Quarters, Segment Adjusted EBITDA Expense per ton in Northern Appalachia benefited from the continued ramp-up of longwall production at the Tunnel Ridge mine and improved recoveries at our Mettiki mine, partially offset by higher employee benefit costs at Mettiki.  In addition, compared to the 2012 Quarter, Northern Appalachia benefited from lower outside coal purchases and reduced coal processing expenses at the Mettiki mine due to the lack of coal sales into the metallurgical export markets during the 2013 Quarter.

Outlook

Commenting on ARLP’s outlook Mr. Craft continued, “ARLP continued to make progress on several fronts during the 2013 Quarter.  Production at Tunnel Ridge increased nearly 54% compared to the Sequential Quarter and remains on track to reach an annualized run rate of 6.0 million tons by year end.  The strong performance of our Illinois Basin operations through the first half of 2013 is expected to continue over the balance of the year.  In addition, we further enhanced our already strong contract portfolio during the 2013 Quarter, securing new coal sales commitments for delivery of approximately 2.6 million tons through 2015.  Our performance to date and expectations for the remainder of 2013 allow us to increase full year guidance and give us confidence that ARLP will deliver its thirteenth consecutive year of record results.”

ARLP is now anticipating 2013 coal production in a range of 39.3 to 39.6 million tons and sales volumes in a range of 38.6 to 39.6 million tons.  Assuming customer deliveries occur as planned, ARLP is essentially fully priced and committed for its anticipated 2013 coal sales volumes and has secured commitments for approximately 31.9 million tons, 25.7 million tons and 19.1 million tons in 2014, 2015 and 2016, respectively, of which approximately 1.0 million tons in 2014, 2.5 million tons in 2015 and 3.3 million tons in 2016 remain open to market pricing.

ARLP is increasing its estimated ranges for 2013 revenues, excluding transportation revenues, to $2.165 to $2.225 billion, EBITDA to $675.0 to $695.0 million, and net income to $375.0 to $395.0 million.  (For a definition of EBITDA and related reconciliation to the most comparable GAAP financial measure, please see the end of this release.)

ARLP continues to anticipate total capital expenditures during 2013 in a range of $370.0 to $400.0 million, which includes expenditures for mine expansion and infrastructure projects, maintenance capital, continued development of the Gibson South mine, and reserve acquisitions and construction of surface facilities related to the White Oak mine development project.  In addition,

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ARLP has funded $47.5 million of preferred equity investments to White Oak in 2013 and, based on currently anticipated equity capital contributions by its partners, does not expect to make further equity investments in White Oak this year.

A conference call regarding ARLP’s 2013 Quarter financial results is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (800) 706-7745 and provide pass code 27235935.  International callers should dial (617) 614-3472 and provide the same pass code.  Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial (888) 286-8010 and provide pass code 73983669.  International callers should dial (617) 801-6888 and provide the same pass code.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business.  Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users.  ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the third largest coal producer in the eastern United States with mining operations in the Illinois Basin, Northern Appalachian and Central Appalachian coal producing regions.  ARLP operates eleven mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP is also constructing a new mine in southern Indiana and is purchasing and funding development of reserves, constructing surface facilities and making equity investments in a new mining complex in southern Illinois. In addition, ARLP operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  These risks, uncertainties and contingencies include, but are

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not limited to, the following: changes in competition in coal markets and our ability to respond to such changes; changes in coal prices, which could affect our operating results and cash flows; risks associated with the expansion of our operations and properties; legislation, regulations, and court decisions and interpretations thereof, including those relating to the environment, mining, miner health and safety and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; changing global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; adjustments made in price, volume or terms to existing coal supply agreements; fluctuations in coal demand, prices and availability; our productivity levels and margins earned on our coal sales; unexpected changes in raw material costs; unexpected changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments or projections associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; unexpected operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding pension, black lung benefits and other post-retirement benefit liabilities; coal market’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity, such as natural gas, nuclear energy and renewable fuels; uncertainties in estimating and replacing our coal reserves; a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2012, filed on March 1, 2013 with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Tons Sold	9,817	8,661	19,515	16,473
Tons Produced	10,120	8,185	19,939	16,697

SALES AND OPERATING REVENUES:
Coal sales	$541,574	$512,505	$1,076,083	$942,104
Transportation revenues	4,971	5,441	11,905	12,026
Other sales and operating revenues	7,026	11,918	13,638	19,320
Total revenues	553,571	529,864	1,101,626	973,450

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	347,437	334,647	696,012	608,162
Transportation expenses	4,971	5,441	11,905	12,026
Outside coal purchases	790	16,154	1,392	30,335
General and administrative	16,597	16,052	31,843	30,341
Depreciation, depletion and amortization	68,207	52,109	132,589	95,142
Total operating expenses	438,002	424,403	873,741	776,006

INCOME FROM OPERATIONS	115,569	105,461	227,885	197,444

Interest expense, net	(6,218)	(8,268)	(12,836)	(14,180)
Interest income	178	51	312	144
Equity in loss of affiliates, net	(5,699)	(4,430)	(9,566)	(8,208)
Other income	353	2,384	627	2,599
INCOME BEFORE INCOME TAXES	104,183	95,198	206,422	177,799

INCOME TAX EXPENSE (BENEFIT)	109	(257)	(589)	(624)

NET INCOME	$104,074	$95,455	$207,011	$178,423

GENERAL PARTNERS’ INTEREST IN NET INCOME	$30,592	$27,165	$60,362	$52,752

LIMITED PARTNERS’ INTEREST IN NET INCOME	$73,482	$68,290	$146,649	$125,671

BASIC AND DILUTED NET INCOME PER LIMITED PARTNER UNIT	$1.96	$1.83	$3.92	$3.36

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$1.13	$1.025	$2.2375	$2.015

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING — BASIC AND DILUTED	36,963,054	36,874,949	36,941,149	36,850,965

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	June 30,	December 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,794	$28,283
Trade receivables	164,190	172,724
Other receivables	1,077	1,019
Due from affiliates	642	658
Inventories	63,886	46,660
Advance royalties	11,872	11,492
Prepaid expenses and other assets	9,837	20,476
Total current assets	260,298	281,312

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	2,511,748	2,361,863
Less accumulated depreciation, depletion and amortization	(938,097)	(832,293)
Total property, plant and equipment, net	1,573,651	1,529,570

OTHER ASSETS:
Advance royalties	21,944	23,267
Equity investments in affiliates	128,884	88,513
Due from affiliate	5,927	3,084
Other long-term assets	29,359	30,226
Total other assets	186,114	145,090
TOTAL ASSETS	$2,020,063	$1,955,972

LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES:
Accounts payable	$95,509	$100,174
Due to affiliates	386	327
Accrued taxes other than income taxes	23,848	19,998
Accrued payroll and related expenses	44,000	38,501
Accrued interest	1,455	1,435
Workers’ compensation and pneumoconiosis benefits	9,478	9,320
Current capital lease obligations	1,141	1,000
Other current liabilities	25,441	19,572
Current maturities, long-term debt	24,250	18,000
Total current liabilities	225,508	208,327

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	753,750	773,000
Pneumoconiosis benefits	62,625	59,931
Accrued pension benefit	31,329	31,078
Workers’ compensation	72,213	68,786
Asset retirement obligations	75,029	81,644
Long-term capital lease obligations	17,888	18,613
Other liabilities	7,345	9,147
Total long-term liabilities	1,020,179	1,042,199
Total liabilities	1,245,687	1,250,526

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Limited Partners - Common Unitholders 36,963,054 and 36,874,949 units outstanding, respectively	1,085,185	1,020,823
General Partners’ deficit	(269,998)	(273,113)
Accumulated other comprehensive loss	(40,811)	(42,264)
Total Partners’ Capital	774,376	705,446
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$2,020,063	$1,955,972

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2013	2012

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$373,823	$255,471

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(163,030)	(238,330)
Changes in accounts payable and accrued liabilities	(4,055)	10,759
Proceeds from sale of property, plant and equipment	9	19
Purchases of equity investment in affiliate	(47,500)	(30,600)
Payment for acquisition of business	—	(100,000)
Payments to affiliate for acquisition and development of coal reserves	(18,860)	(34,601)
Advances/loans to affiliate	(2,531)	(2,229)
Payments from affiliate	—	4,229
Other	—	429
Net cash used in investing activities	(235,967)	(390,324)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under term loan	—	250,000
Borrowings under revolving credit facility	77,000	55,000
Payments under revolving credit facility	(90,000)	—
Payment on term loan	—	(300,000)
Payments on capital lease obligations	(584)	(405)
Payment of debt issuance costs	—	(4,272)
Net settlement of employee withholding taxes on vesting of Long-Term Incentive Plan	(3,015)	(3,734)
Cash contributions by General Partners	114	150
Distributions paid to Partners	(140,860)	(124,050)
Net cash used in financing activities	(157,345)	(127,311)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(19,489)	(262,164)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	28,283	273,528

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$8,794	$11,364

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Reconciliation of GAAP “Net Income” to non-GAAP “EBITDA” and non-GAAP “Distributable Cash Flow” (in thousands).

EBITDA is defined as net income before net interest expense, income taxes and depreciation, depletion and amortization.  EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•                  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•                  the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•                  our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•                  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

Distributable cash flow (“DCF”) is defined as EBITDA excluding equity in loss of affiliates, interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures. DCF is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•                  the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner) to fund the cash distributions we expect to pay to unitholders;

•                  our success in providing a cash return on investment and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates;

•                  the yield of our units, which is a quantitative standard used through the investment community with respect to publicly-traded partnerships as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).

EBITDA and DCF should not be considered as alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles.  EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA and DCF may not be the same method used to compute similar measures reported by other companies, or EBITDA and DCF may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31,	Year Ended December 31,
	2013	2012	2013	2012	2013	2013E Midpoint

Net income	$104,074	$95,455	$207,011	$178,423	$102,937	$385,000
Depreciation, depletion and amortization	68,207	52,109	132,589	95,142	64,382	272,000
Interest expense, gross	8,913	9,995	17,928	18,768	9,015	32,500
Capitalized interest	(2,873)	(1,778)	(5,404)	(4,732)	(2,531)	(5,000)
Income tax expense (benefit)	109	(257)	(589)	(624)	(698)	500
EBITDA	178,430	155,524	351,535	286,977	173,105	685,000
Equity in loss of affiliates, net	5,699	4,430	9,566	8,208	3,867	20,000
Interest expense, gross	(8,913)	(9,995)	(17,928)	(18,768)	(9,015)	(32,500)
Income tax (expense) benefit	(109)	257	589	624	698	(500)
Estimated maintenance capital expenditures (1)	(57,684)	(45,018)	(113,652)	(91,834)	(55,968)	(225,000)
Distributable Cash Flow	$117,423	$105,198	$230,110	$185,207	$112,687	$447,000

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(1)  Our maintenance capital expenditures, as defined under the terms of our partnership agreement, are those capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets.  We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon.  For the 2013 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $5.70 per produced ton compared to the estimated $5.50 per produced ton in 2012.  Our actual maintenance capital expenditures vary depending on various factors, including maintenance schedules and timing of capital projects, among others.  We annually disclose our actual maintenance capital expenditures in our Form 10-K filed with the Securities and Exchange Commission.

Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA” (in thousands, except per ton data).

Segment Adjusted EBITDA Expense per ton includes operating expenses, outside coal purchases and other income divided by tons sold.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales and other sales and operating revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.  Outside coal purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside coal purchases.

	Three Months Ended June 30,		Three Months Ended March 31,
	2013	2012	2013

Operating expense	$347,437	$334,647	$348,575
Outside coal purchases	790	16,154	602
Other (income) loss	(353)	(2,384)	(274)
Segment Adjusted EBITDA Expense	$347,874	$348,417	$348,903
Divided by tons sold	9,817	8,661	9,698
Segment Adjusted EBITDA Expense per ton	$35.44	$40.23	$35.98

Segment Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization and general and administrative expenses.

	Three Months Ended June 30,		Three Months Ended March 31,
	2013	2012	2013

EBITDA (See reconciliation to GAAP above)	$178,430	$155,524	$173,105
General and administrative	16,597	16,052	15,246
Segment Adjusted EBITDA	$195,027	$171,576	$188,351

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